Exhibit 10.2

SEVERANCE PAYMENT ACCELERATION AGREEMENT

This Severance Payment Acceleration Agreement (the “Agreement”) is made and entered into as of March 28, 2007 by and Between Advanstar Inc., a Delaware corporation (the “Company”) and Joseph Loggia (the “Executive”).  The Company and the Executive are sometimes referred to herein as a “party” and collectively as the “parties.”

RECITALS

WHEREAS, the Executive and the Company are parties to an Amended and Restated Employment Agreement entered into as of April 1, 2005 (the “Employment Agreement”) which provides the Executive with various rights and benefits including, among other things, certain rights and benefits in the event of a Change in Control (as defined therein);

WHEREAS, among other things, in the event of a Change in Control the Executive would be entitled to resign his employment with the Company and receive 24 months of his Base Salary plus his bonus for the year in which he resigns and the following year (collectively, the “Severance Payments”);

WHEREAS, the Company has agreed in principle to a transaction with a subsidiary of VSS Communications Partners IV, LP (“VSS”) pursuant to which VSS would acquire all of the outstanding stock of the Company on the terms set forth in a letter of intent (the “LOI”) dated February 6, 2007 (the “VSS Transaction”);

WHEREAS, the VSS Transaction, if consummated, would constitute a Change in Control under the Employment Agreement allowing the Executive to resign and realize various benefits including, among others, the Severance Payments;

 WHEREAS, it is considered important for the closing of the VSS Transaction that the Executive remain as the Chief Executive Officer of the Company and that the Company enter into a new employment agreement with the Executive (the “Executive Employment Condition”);

WHEREAS, the Company and its Board if Directors believe it is in the best interests of the Company’s stockholders to consummate the VSS Transaction and, therefore, to provide an additional incentive to the Executive to satisfy the Executive Employment Condition:

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals and the premises and mutual covenants set forth below, the parties agree as follows:

1.             The Executive’s Obligations.

In consideration for this Agreement, the Executive agrees to (a) negotiate in good faith with VSS in an effort to reach agreement on a new employment agreement and to satisfy the Executive Employment Condition and (b) to devote such energies and efforts as he may be directed to devote by the Board of Directors to the consummation of the VSS Transaction.

2.             The Accelerated Severance Payments.

In the event that the Executive satisfies the Executive Employment Condition and the VSS Transaction closes, the Company agrees to pay the Executive on the closing of the VSS Transaction, in lieu of the Severance Payments available to the Executive under the Employment Agreement, the sum of $3,125,000, less applicable withholding taxes.

3.             Miscellaneous.

a.             Severability.  If any provision of this Agreement is determined to be invalid or unenforceable, it shall be adjusted rather than voided, to achieve the intent of the parties to the extent possible, and the remainder of the Agreement shall be enforced to the maximum extent possible.

b.             Entire Agreement.  This Agreement constitutes the entire agreement between Executive and the Company with respect to the subject matters addressed here and supersedes all prior or concurrent arrangements or discussions with respect to such subject matters.  The foregoing notwithstanding, nothing in this Agreement shall be deemed to (i) supersede the Employment Agreement except and only with respect to the Severance Payments as set forth in Section 2 above, or (ii) affect the Executive’s entitlement to, and vesting or accelerated vesting of, his stock options.

c.             Governing Law.  This Agreement shall be governed by the laws of the state of New York without regard to principles of conflicts of law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date and year first above written.

ADVANSTAR, INC.

By:	/s/ ERIC LISMAN
Name:
Title:

/s/ JOSEPH LOGGIA
Joseph Loggia